Exhibit 10.1

AMENDMENT TO THE

CHESAPEAKE LODGING TRUST EQUITY PLAN

The Chesapeake Lodging Trust Equity Plan (the “Plan”), is hereby amended as follows:

1.	Section 4.1 of the Plan is amended to provide that, subject to such additional Shares as shall be available for issuance under the Plan pursuant to Section 4.2 and subject to adjustment pursuant to Section 18, the maximum number of Shares available for issuance under the Plan shall be equal to 2,760,134 Shares.

2.	Section 15.2.2 of the Plan shall be amended to read in its entirety as follows:

One or more of the following business criteria for the Trust, on a consolidated basis, and/or specified subsidiaries or business units of the Trust (except with respect to the total shareholder return and earnings per Share criteria), shall be used exclusively by the Committee in establishing performance goals for such Performance or Annual Incentive Awards:

•	total shareholder return;

•

total shareholder return as compared to total return (on a comparable basis) of a publicly available index, such as, but not limited to, the Standard & Poor’s 500 Stock Index or the SNL U.S. REIT Hotel Index prepared by SNL Financial LC;

•	Hotel EBITDA, defined as total revenue, less total hotel operating expenses;

•	Adjusted Hotel EBITDA, defined as Hotel EBITDA further adjusted for non-cash amortization of intangible assets;

•	net income;

•	pretax earnings;

•	earnings before interest expense and taxes;

•	earnings before interest expense, taxes, depreciation and amortization, or EBITDA;

•	Adjusted EBITDA, defined as EBITDA further adjusted for hotel acquisition costs and non-cash amortization of intangible assets;

•	Room revenue per available room, or RevPAR, and RevPAR growth metrics;

•	RevPAR penetration, which measures the RevPAR of our hotels in comparison to each other hotel in the competitive set in each of our hotels’ markets;

•	other measures relating to the operating profits or cash flows generated by our hotels;

•	pretax operating earnings after interest expense and before bonuses, service fees and extraordinary or special items;

•	operating margin;

•	earnings per share;

•	return on equity;

•	return on assets;

•	return on capital;

•	return on investment;

•	operating earnings;

•	working capital;

•	ratio of debt to shareholders’ equity;

•	revenue;

•	book value;

•	FFO or FFO per share and Adjusted FFO and Adjusted FFO per share;

•	cash available for distribution, or CAD, per share;

•	cash flow;

•	economic value-added models or equivalent metrics; or

•	reductions in costs.

Except as amended above, the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, Chesapeake Lodging Trust has executed this Amendment to the Plan as of this 25th day of May, 2012.

CHESAPEAKE LODGING TRUST

By:	/s/ Graham J. Wootten
Graham J. Wootten Senior Vice President, Chief Accounting Officer and Secretary